EXHIBIT 10.7

March 4, 2013

Stephanie Wong

950 Tower Lane

Suite 900

Foster City, CA 94404

Re: Stay Bonus

Dear Stephanie,

Your services and contribution to SciClone Pharmaceuticals, Inc. (the “Company”) are highly valued. We wish to reward you for your continuing efforts and performance and to provide you an incentive to remain with the Company, particularly to assist with the closing of the Company’s 2012 consolidated financial statements, the completion of the 2012 audit and the preparation and filing of the Company’s Form 10-K for the fiscal year ended December 31, 2012 as well as the quarterly filings of the Company’s Form 10-Q in the first several quarters of 2013. As a result, we have decided to offer you a retention bonus because we believe you are an important part of the Company’s future success. This letter sets forth the terms upon which the Company may make a retention bonus payment to you.

You will be entitled to receive, in addition to your other compensation and benefits the following benefits provided in each case that you are still an employee on the dates such benefits become due and earned and set forth below:

1. As of the date of filing of the Company’s Form 10-K for the fiscal year ended on December 31, 2012, you will be entitled to receive a lump sum cash payment of $30,000, subject to standard payroll deductions and withholdings, which shall be payable on the next payroll date after the filing of the Company’s Form 10-K (the “10-K Stay Bonus”).

2. As of August 1, 2013, you will be entitled to receive a lump sum cash payment of $60,000, subject to standard payroll deductions and withholdings, which shall be payable on the next payroll date after such date (the “June 30 Stay Bonus”).;

3. As of the date of filing of the Company’s Form 10-Q for the quarter ending September 30, 2013, you will be entitled to receive the full year 2013 target bonus, subject to standard payroll deductions and withholdings, which shall be payable on the next payroll date after the filing of the Company’s Form 10-Q ( the “September 30 Stay Bonus”).

4. Further, if you remain with the Company through August 1, 2013, and (i) prior to December 31, 2013 either you terminate your employment or you are terminated other than for “cause” as defined in your Change of Control agreement, and (ii) in the event of any such termination you execute a general release of known and unknown claims in the form attached hereto as Exhibit A and a resignation from all of your positions with the Company, then you will be entitled to

(a) a continuation of payments equal to your base salary and health care benefits in effect on the date of your resignation, until the earlier of (i) six (6) months after your date of resignation or (ii) the date on which you commence new full-time employment after the termination of your employment with the Company. These payments will be made on the Company’s ordinary payroll dates starting with the first pay date after the termination date, and will be subject to standard payroll deductions and withholdings and less any salary you may receive for part-time employment;

(b) the post-termination exercise period for any of your Company stock options that are vested as of the date of your resignation will be extended to twelve (12) months.

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of California. No provision of this letter agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

In the event of any dispute or claim relating to or arising out of this letter agreement, you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California. Judgment upon any decision or award rendered by the arbitrator may be entered in any court having jurisdiction over the matter. You and the Company knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury.

Sincerely,

SciClone Pharmaceuticals, Inc.

By:	/s/ Friedhelm Blobel
Name: Friedhelm Blobel
Title: President and CEO

Acknowledged and Agreed to on April 3, 2013:

/s/ Stephanie Wong
Stephanie Wong

EXHIBIT A

FORM OF RELEASE

In exchange for the Stay Bonus amounts and benefits described in the letter agreement between SciClone Pharmaceuticals, Inc. (the “Company”) and me of January __, 2013, I hereby release the Company, its parents and subsidiaries, and their officers, directors, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, and causes of action of every kind and nature, whether known or unknown, based upon or arising out of any agreements, events, acts, omissions or conduct at any time prior to and including the execution date of this Release, including, but not limited to: all claims concerning my employment with the Company or the termination of that employment; all claims pursuant to any federal, state or local law, statute, or cause of action, including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; race, sex, age or other discrimination or harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I am knowingly, willingly and voluntarily releasing any claims I may have under the ADEA. I acknowledge that the consideration given for the release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this Release does not apply to any rights or claims that may arise after I sign it; (b) I have the right to consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release shall not be effective until the eighth day after it is signed by me.

In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown claims I may have, and I affirm that it is my intention to release all known and unknown claims that I have or may have against the parties released above.

This Release contains the entire agreement between the Company and me regarding the subjects above, and it cannot be modified except by a document signed by me and an authorized representative of the Company.

Date:	STEPHANIE WONG

SCICLONE PHARMACEUTICALS, INC.

Date:	By:

Its: